EXHIBIT 99.1:

MINE SAFETY DISCLOSURE

Under section 1503(a) of the Dodd-Frank Act, each operator of a coal or other mine is required to include certain mine safety information in its periodic reports filed with the SEC. The tables below include this mine safety information for each mine facility owned and operated by Oil-Dri Corporation of America, or its subsidiaries, for the quarter and fiscal year ended July 31, 2011. The columns in the table represent the total number of and the proposed dollar assessment for violations, citations and orders issued by MSHA upon periodic inspection of our mine facilities in accordance with the referenced sections of the Mine Act, described as follows:

Section 104 Significant and Substantial Violations: Total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard.

Section 104(b) Orders: Total number of orders issued due to a failure to totally abate, within the time period prescribed by MSHA, a violation previously cited under section 104, which results in the issuance of an order requiring the mine operator to immediately withdraw all persons from the mine.

Section 104(d) Citations and Orders: Total number of citations and orders issued for unwarrantable failure of the mine operator to comply with mandatory health and safety standards. The violation could significantly and substantially contribute to the cause and effect of a safety and health hazard, but the conditions do not cause imminent danger.

Section 110(b)(2) Flagrant Violations: Total number of flagrant violations defined as a reckless or repeated failure to make reasonable efforts to eliminate a known violation of a mandatory health or safety standard that substantially and proximately caused, or reasonably could have been expected to cause, death or serious bodily injury.

Section 107(a) Imminent Danger Orders: Total number of orders issued when an imminent danger is identified which requires all persons to be withdrawn from area(s) in the mine until the imminent danger and the conditions that caused it cease to exist.

Total Dollar Value of Proposed MSHA Assessments: Each issuance of a citation or order by MSHA results in the assessment of a monetary penalty. The total dollar value presented includes any contested penalties. As of July 31, 2011, we were contesting 229 citations and orders, representing $268,471 in proposed MSHA assessments in the aggregate, before the Federal Mine Safety and Health Review Commission.

For the Three Months Ended July 31, 2011
	Section 104 “Significant and Substantial” Violations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2)Flagrant Violations	Section 107(a) Imminent Danger Orders	Total Dollar Value of Proposed MSHA Assessments
Ochlocknee, Georgia	—	—	—	—	—	$—
Ripley, Mississippi	—	—	—	—	—	$554
Mounds, Illinois	—	—	—	—	—	$—
Blue Mountain, Mississippi	—	—	—	—	—	$—
Taft, California	—	—	—	—	—	$—

EXHIBIT 99.1 (CONTINUED):

For the Twelve Months Ended July 31, 2011
	Section 104 “Significant and Substantial” Violations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2)Flagrant Violations	Section 107(a) Imminent Danger Orders	Total Dollar Value of:
						Proposed MSHA Assessments	Proposed MSHA Assessments Outstanding as of July 31, 2011
Ochlocknee, Georgia	15	—	3	—	—	$171,958	$221,105
Ripley, Mississippi	—	—	—	—	—	$1,005	$11,436
Mounds, Illinois	3	—	—	—	—	$3,293	$4,341
Blue Mountain, Mississippi	4	—	—	—	—	$5,148	$8,226
Taft, California	6	—	—	—	—	$6,636	$23,363

One fatality occurred following an accident at our Georgia plant involving a non-Oil-Dri employee during the twelve months ended July 31, 2011. During fiscal 2011 we received no written notices from MSHA under section 104(e) of the Mine Act of (i) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards; or (ii) the potential to have such a pattern.

The SEC issued a proposed Item 106 of Regulation S-K to implement the mine safety reporting requirements of the Dodd-Frank Act. It is possible that the final rule adopted by the SEC will require disclosures that differ from the above presentation.